Exhibit 99.1

News Release

ON Semiconductor Appoints Bernie Colpitts, Jr. as Chief Accounting Officer

PHOENIX, Ariz., - May 21, 2020 – ON Semiconductor (NASDAQ: ON), driving energy efficient innovations, today announced the appointment of Bernard (“Bernie”) R. Colpitts, Jr. as chief accounting officer of ON Semiconductor Corporation and its wholly-owned subsidiary, Semiconductor Components Industries, LLC (“SCILLC”), and vice president, finance of SCILLC. Colpitts was previously senior vice president and chief accounting officer at GameStop Corp., a video game retailer headquartered in Texas.

“It is my pleasure to welcome Bernie as a member of my direct staff,” said Bernard Gutmann, executive vice president and chief financial officer. “He is one of the strongest technical accountants I know, has demonstrated tremendous leadership in the accounting and financial reporting areas and has developed great relationships with both internal and external partners.”

Bernie will lead the accounting function at ON Semiconductor and act as the principal accounting officer, reporting directly to the CFO. He will manage the strategic direction, and lead a global team, of over 160 financial professionals. His team is responsible for financial reporting, SEC reporting, coordination with external audit, global stock administrative plan and oversight of global accounting policies and procedures.

Prior to GameStop, Bernie was progressively promoted over the course of seven years at ON Semiconductor prior to departing in late 2019. He previously held positions as vice president, finance and treasury of SCILLC and chief accounting officer of ON Semiconductor Corporation and SCILLC from 2017 to 2019, as corporate controller of SCILLC from 2013 to 2017 and in various other positions with SCILLC related to accounting, finance and financial reporting from 2011 to 2017. Prior to ON Semiconductor, Bernie was the chief accounting officer at Harry & David Holdings, Inc., a premium food and gift producer and retailer from Jan. 2007 to Dec. 2010. From 2000 to 2006, he held various positions with SCILLC related to accounting, finance and financial reporting. Bernie is a Certified Public Accountant.

Earlier this year, ON Semiconductor was named one of the World’s Most Ethical Companies® by Ethisphere for the fifth time. In 2019, ON Semiconductor was recognized as a Fortune 500 company, one of Barron’s 100 Most Sustainable Companies and on Newsweek’s America’s Most Responsible Companies 2020 list.

About ON Semiconductor

ON Semiconductor (Nasdaq: ON) is driving energy efficient innovations, empowering customers to reduce global energy use. The company is a leading supplier of semiconductor-based solutions, offering a comprehensive portfolio of energy efficient power management, analog, sensors, logic, timing, connectivity, discrete, SoC and custom devices. The company’s products help engineers solve their unique design challenges in automotive, communications, computing, consumer, industrial, medical, aerospace and defense applications. ON Semiconductor operates a responsive, reliable, world-class supply chain and quality program, a robust compliance and ethics program, and a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe and the Asia Pacific regions. For more information, visit http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

Contacts

Kris Pugsley	Parag Agarwal
Corporate Communications / Media Relations	Vice President Investor Relations and Corporate Development
ON Semiconductor	ON Semiconductor
(312) 909-0661	(602) 244-3437
kris.pugsley@onsemi.com	investor@onsemi.com